Exhibit 3.1

CERTIFICATE OF FORMATION

OF

EXPRESS, LLC

The undersigned, desiring to form a limited liability company under Title 6, Sections 18-101 et seq. of the Delaware Code, hereby certifies as follows:

1. The name of the limited liability company shall be Express, LLC.

2. The address of the limited liability company’s registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The undersigned is an authorized representative for purposes of the execution and delivery of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Express, LLC this 21 st day of April, 1998.

/s/ Timothy B. Lyons
Timothy B. Lyons, Authorized Representative

CONSENT TO USE OF NAME

Express, Inc., a corporation organized under the laws of the State of Delaware, hereby consents to the organization of Express, LLC in the State of Delaware.

IN WITNESS WHEREOF, the said Express, Inc. has caused this consent to be executed by its Secretary this 21st day of April, 1998.

Express, Inc.

By	/s/ Timothy B. Lyons
Timothy B. Lyons, Secretary